EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Application for Approval of a Minority Stock Issuance by a Stock Holding Company Subsidiary of a Mutual Holding Company on Form MHC-2 of ViewPoint Financial Group filed with the Office of Thrift Supervision and in the Registration Statement on Form S-1, filed with the Securities and Exchange Commission, of our report dated March 31, 2006 on the consolidated financial statements of ViewPoint Bank and Subsidiaries appearing in the prospectus which is part of the Application and Registration Statement.

We also consent to the reference to our firm under the headings "Tax Effects of Our Corproate Change and Stock Offering," "Legal and Tax Opinions" and "Experts" in the Registration Statement on Form S-1, and Form MHC-2.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Oak Brook, Illinois
April 14, 2006